UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting material Pursuant to §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

MARCATO CAPITAL MANAGEMENT LP MARCATO INTERNATIONAL MASTER FUND LTD. MARCATO SPECIAL OPPORTUNITIES MASTER FUND LP SCOTT O. BERGREN RICHARD T. MCGUIRE III SAM ROVIT EMIL LEE SANDERS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 28, 2017, Marcato Capital Management LP and certain affiliates issued the following press release:

MARCATO COMMENTS ON BUFFALO WILD WINGS’ RETENTION OF THE CYPRESS GROUP

San Francisco – March 28, 2017 – Marcato Capital Management LP (“Marcato”), a San Francisco-based investment manager which manages funds that beneficially own approximately 5.6% of the outstanding common shares of Buffalo Wild Wings, Inc. (NASDAQ: BWLD) (“Buffalo Wild Wings” or the “Company”), today issued the following statement in response to the Company’s decision to engage The Cypress Group as an advisor.

“It is ironic that, despite spending the last nine months resisting all of Marcato’s suggestions for financial and operational improvements, Buffalo Wild Wings has now chosen to engage the Cypress Group on its so-called ‘portfolio optimization’ process.  Notably, Marcato retained the Cypress Group last year to study the feasibility of refranchising at Buffalo Wild Wings.”

On October 5, 2016, Marcato released a presentation that disclosed Marcato had retained the Cypress Group, which cited the Cypress Group’s findings:

•	“[Cypress is] highly confident BWLD could refranchise their owned stores at a multiple of 6.0x or higher and estimate a refranchising process to 90% could take as few as 18-24 months.”

•	“…a BWLD refranchising would be an attractive and financeable investment for both existing franchisee operating companies and institutional buyers with proven track records in the industry.”

“We strongly believe that a shift to a highly-franchised business model is not only feasible, but also creates substantial value for Buffalo Wild Wings shareholders over the long term.  Even with the Cypress Group’s support of the feasibility of Marcato’s refranchising proposal, we remain concerned that Buffalo Wild Wings will continue to resist this plan.”

The full presentation detailing the Cypress Group’s opinion of the refranchising opportunity can be found here.  Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review important information about Marcato’s investment in Buffalo Wild Wings.

Media:
Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein
Gasthalter & Co.
(212) 257-4170

Investors:
Scott Winter/Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marcato International Master Fund Ltd. (“Marcato International”) and the other Participants (as defined below) have filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2017 annual shareholders meeting (the “2017 Annual Meeting”) of Buffalo Wild Wings, Inc., a Minnesota corporation (“BWW”).  Prior to the 2017 Annual Meeting, Marcato International intends to furnish to shareholders of BWW, and file with the SEC, a definitive proxy statement and an accompanying proxy card.
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The participants in the proxy solicitation are Marcato International, Marcato Capital Management LP, Marcato Special Opportunities Master Fund LP (“Marcato Special Opportunities Fund”), Emil Lee Sanders, Richard T. McGuire III, Sam Rovit and Scott O. Bergren (collectively, the “Participants”).

MARCATO INTERNATIONAL STRONGLY ADVISES ALL SHAREHOLDERS OF BWW TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED BY MARCATO INTERNATIONAL WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

As of the date hereof, Marcato International directly owns 950,000 shares of common stock, no par value, of BWW (the “Common Stock”), representing approximately 5.4% of the outstanding shares of Common Stock and Marcato Special Opportunities Fund directly owns 32,600 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock.

In addition, Marcato Capital Management LP, as the investment manager of Marcato International and Marcato Special Opportunities Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato and Marcato Special Opportunities Fund, therefore, may be deemed to be the beneficial owner of such shares.  By virtue of Mr. McGuire's position as the managing partner of Marcato Capital Management LP, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato International and Marcato Special Opportunities Fund and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares.

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